As filed with the Securities and Exchange Commission on July 19, 2006
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SUEZ
(Exact Name of Registrant as Specified in its Charter)

REPUBLIC OF FRANCE	Not applicable
(State of Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
16, rue de la Ville-l’Évêque
75008 Paris
FRANCE
(Address of Principal Executive Offices)

SUEZ 2005 ANNUAL STOCK OPTION GRANT
SUEZ FREE ALLOTMENT OF SHARES PLAN
(Full Titles of the Plans)

CT Corporation System
111 Eighth Avenue
13th Floor
New York, NY 10011
(212) 894-8940
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Attention: Barbara Nims, Esq.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(3)(4)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Ordinary Shares, nominal value €2 each, of Suez(1)	300,194(2)	$37.74	$11,329,321.56	$1,212.24
(1)	The ordinary shares being registered hereby may be represented by Suez’s American Depositary Shares, evidenced by American Depositary Receipts.

(2)	Plus an indeterminate number of additional shares which may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee for the Suez 2005 Annual Stock Option Grant (“Option Plan”) and the Suez Free Allotment of Shares Plan (“Free Shares Plan”), based on €30.12, which is the average of the high and low prices of the securities being registered hereby on Euronext Paris on July 17, 2006. The U.S. dollar amount of the proposed maximum offering price per share and proposed maximum aggregate offering price was computed using the euro/dollar Noon Buying Rate of 1.2529 on July 17, 2006.

(4)	Rounded up to the nearest penny.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents are incorporated herein by reference:

     (a) The Annual Report on Form 20-F of Suez (“Suez” or “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) for the year ended December 31, 2005, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

     (b) All reports filed by Suez pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005, the date of the most recent audited financial statements of Suez, prepared in accordance with U.S. generally accepted accounting principles, contained in Suez’s Form 20-F registration statement referred to in (a); and

     (c) The description of Suez’s ordinary shares, nominal value €2 each, and American Depositary Receipts evidencing American Depositary Shares, each American Depositary Share representing one ordinary share of Suez, contained in Items 9 and 10 of Suez’s Form 20-F registration statement referred to in (a).

     In addition, all documents subsequently filed by Suez, and all documents subsequently filed under the Option Plan and the Free Shares Plan, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement on Form S-8 (this “Registration Statement”) which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Patrice Herbet, who is opining on the legality of the shares being registered (see Exhibit 5 hereto), is regularly employed by Suez as General Counsel Corporate.

Item 6. Indemnification of Directors and Officers.

     Suez has taken out a Directors and Officers Liability Policy (“Policy”) for the benefit of its officers and directors. Subject to its terms, conditions and exclusions, that Policy insures the directors and officers for claims made against them for wrongful acts committed by them in their capacities as directors and officers of Suez and certain of its subsidiaries.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit Number

4(a)	Bylaws of Suez, as amended on May 5, 2006 (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F, filed by Suez on June 26, 2006; see File No. 1-15232).

4(b)	Depositary Agreement dated as of September 4, 2001 among Suez, Citibank N.A., as depositary, and the holders from time to time of American Depositary Receipts (incorporated by reference to Exhibit 2.1 to the registration statement on Form 20-F for the year ended December 31, 2000, and filed under the Exchange Act; see File No. 1-15232).

5	Opinion of M. Patrice Herbet.

23.01	Consent of Ernst & Young et Autres and Deloitte & Associés.

99.01	Suez 2005 Annual Stock Option Grant.

99.02	Suez Free Allotment of Shares Plan.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purpose of determining liability under the Securities Act to any purchaser:

     (i) If the Registrant is relying on Rule 430B:

     (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

     (ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

     (5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

     The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Suez, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Registration Statement on Form S-8 (this “Registration Statement”) and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France, on this 17th day of July, 2006.

SUEZ

By:	/s/ Gérard Mestrallet

	Name:	Gérard Mestrallet
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 17th day of July, 2006 by the following persons in the following capacities.

Name	Title

/s/ Gérard Mestrallet	Chairman and Chief Executive Officer

Gérard Mestrallet

/s/ Gérard Lamarche	Executive Vice-President, Finance (CFO)

Gérard Lamarche

/s/ Christelle Martin	Senior Vice President for Strategic Planning, Control
and Accounting
Christelle Martin

/s/ Albert Frère	Director, Vice-Chairman

Albert Frère

/s/ Edmond Alphandéry	Director

Edmond Alphandéry

/s/ Antonio Brufau	Director

Antonio Brufau

/s/ René Carron	Director

René Carron

/s/ Gerhard Cromme	Director

Gerhard Cromme

/s/ Étienne Davignon	Director

Étienne Davignon

/s/ Paul Desmarais, Jr.	Director

Paul Desmarais, Jr.

/s/ Richard Goblet d’Alviella	Director

Richard Goblet d’Alviella

/s/ Jacques Lagarde	Director

Jacques Lagarde

/s/ Anne Lauvergeon	Director

Anne Lauvergeon

Name	Title

/s/ Jean Peyrelevade	Director

Jean Peyrelevade

/s/ Thierry de Rudder	Director

Thierry de Rudder

/s/ Jean-Jacques Salane	Director

Jean-Jacques Salane

/s/ Lord Simon of Highbury	Director

Lord Simon of Highbury

AUTHORIZED REPRESENTATIVE

/s/ Timothy Richard Dunne

Timothy Richard Dunne, as the
duly authorized representative of
Suez in the United States

Date: July 17, 2006

EXHIBIT INDEX

Exhibit Number

4(a)	Bylaws of Suez, as amended on May 5, 2006 (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F, filed by Suez on June 26, 2006; see File No. 1-15232).

4(b)	Depositary Agreement dated as of September 4, 2001 among Suez, Citibank N.A., as depositary, and the holders from time to time of American Depositary Receipts (incorporated by reference to Exhibit 2.1 to the registration statement on Form 20-F for the year ended December 31, 2000, and filed under the Exchange Act; see File No. 1-15232).

5	Opinion of M. Patrice Herbet.

23.01	Consent of Ernst & Young et Autres and Deloitte & Associés.

99.01	Suez 2005 Annual Stock Option Grant.

99.02	Suez Free Allotment of Shares Plan.